Exhibit 99.1

CEA Industries Provides Update on Status of Renegotiation of Asset Management Agreement with 10X Capital

LOUISVILLE, CO, March 26, 2026 — CEA Industries Inc. (NASDAQ: BNC) (“BNC” or the “Company”) today provided an update on the status of the efforts by BNC’s Board of Directors (the “Board”) to renegotiate the Company’s Asset Management Agreement (the “AMA”) with 10X Capital Asset Management LLC (“10X”).

On February 18, following a number of conversations with 10X on the subject, the Company outlined specific proposed terms to 10X for substantive amendments to the AMA, which were also included in a proposed amended version of the AMA that was delivered on March 8 (the “Market Proposal”). The AMA was originally executed in August 2025, long before a majority of the current directors joined the Board.

Among other enhancements, the Board sought to align the AMA with market practice and improve three key provisions:

●	Fees: A reduction in management fees payable to 10X from 1.75% of the Company’s treasury asset NAV to 0.50% of NAV, plus a potential performance bonus of up to 0.25% based on income generated;

●	Term: A reduction in the term of the agreement from 20 years to two years from the original AMA date; and

●	Liquidated Damages: A commensurate reduction in the fees payable to 10X in the event of a termination of the AMA without cause (and no fees payable in the event of a termination for cause).

Notably, these industry-aligned proposed terms are materially more favorable to BNC stockholders than those YZILabs Management Ltd. (“YZi Labs”) has demanded in its own communications with the Company and 10X.

At the time of the February 18 conversation and as of the date that the Company delivered the Market Proposal, 10X’s principal, Hans Thomas (now a former Director), indicated his willingness to engage constructively.

Unfortunately, 10X has not followed through on this commitment.

To date, 10X has not provided the Company with a definitive and comprehensive counterproposal, a mark-up of the proposed revised AMA, or even any substantive feedback on two of the Market Proposal’s most important economic terms.

Instead, 10X has only committed to a nominal reduction to its management fee. But in the Company’s view, this purported “concession” is merely cosmetic since 10X is no longer sharing a portion of its fees with YZi Labs under their since-terminated 10X – YZi Side Agreement. As a result of YZi Labs’ termination of that agreement, the Company believes that 10X’s net management fee would be higher than the one to which it was entitled while its 10X – YZi Side Agreement was in effect.

To make matters worse, the Board believes that 10X has delayed the Board’s efforts to improve the terms of the AMA. On February 25, 10X indicated that it had engaged a consulting firm to benchmark the terms of the AMA against other asset management agreements at public companies—even though the Company’s advisors had already completed a thorough benchmarking analysis and based the Market Proposal on those results. While 10X has not shared the results of its month-long benchmarking exercise with the Company despite promises to do so, there are limited comparable companies and agreements to review, and the Company does not believe there is any debate to be had about the reasonableness of the Market Proposal. The benchmarking exercise appears to have been nothing more than a stall tactic.

Put simply, 10X has not offered any meaningful concessions and has shown no urgency or constructive engagement to amend critical terms of the AMA.

To be clear, because of the restrictive terms of the AMA as originally negotiated, the current Board does not have the ability to unilaterally demand an amendment of the AMA and cannot terminate the existing agreement without paying 10X a substantial break fee. Amending the AMA to a truly arm’s-length negotiated, market standard version requires 10X to engage constructively, negotiate in good faith and agree to revised terms. That said, the Board will continue to pursue all avenues to reform the agreement and enhance value for stockholders.

About CEA Industries Inc.

CEA Industries Inc. (Nasdaq: BNC) is a growth-oriented company that has focused on building category-leading businesses in consumer markets, including building and managing the world’s largest corporate treasury of BNB.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties, including forward-looking statements regarding BNC’s expectations or beliefs regarding the Company’s position as the largest BNB treasury in the world. BNC wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in BNC’s business, as well as other important factors that may have affected and could in the future affect BNC’s actual results and could cause BNC’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. In evaluating these forward-looking statements, readers should consider various risk factors, which include, but are not limited to, BNC’s ability to keep pace with new technology and changing market needs; BNC’s ability to finance its current business and proposed future business, including the ability to finance the continued acquisition of BNB; the competitive environment of BNC’s business; and the future value and adoption of BNB. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions and risks, many of which are beyond BNC’s control. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in BNC’s filings with the SEC, including BNC’s Forms 10-Q filed with the SEC on March 16, 2026 and December 15, 2025, Form 10-K filed with the SEC on March 27, 2025, and Form 10-KT filed with the SEC on July 25, 2025, each as may be amended or supplemented from time to time. Copies of BNC’s filings with the SEC are available on the SEC’s website at www.sec.gov. BNC undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Important Additional Information and Where to Find It

The Company intends to file a consent revocation statement on Schedule 14A, an accompanying YELLOW consent revocation card and other relevant documents with the SEC in connection with YZi Labs’ consent solicitation. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of the definitive consent revocation statement, an accompanying YELLOW consent revocation card, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by scrolling to the “SEC Filings” section of the Company’s website at https://ceaindustries.com/investors.html.

Certain Information Regarding Participants in the Solicitation

The Company, its directors (Anthony K. McDonald, Nicholas J. Etten, Carly E. Howard, Annemarie Tierney, and Glenn Tyranski) and certain of its executive officers (David Namdar and Brent Miller) are deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of consent revocations from the Company’s stockholders in connection with YZi Labs’ consent solicitation. Information about the names of the Company’s directors and officers, their respective interests in the Company, by security holdings or otherwise, and their respective compensation is set forth in the “Information about our Directors” and “Executive Officers” sections in Part III, Item 10 – Directors, Executive Officers and Corporate Governance of the Company’s Transition Report on Form 10-KT for the transition period from January 1, 2025 to April 30, 2025 (the “Form 10-KT”), in Part III, Item 11 – Executive Compensation of the Form 10-KT, in Part III, Item 12 – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters of the Form 10-KT and in Current Reports on Form 8-K filed with the SEC on August 8, 2025, October 7, 2025 and November 28, 2025. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 3 and Form 4. Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s consent revocation statement on Schedule 14A and other materials to be filed with the SEC in connection with YZi Labs’ consent solicitation, if and when they become available. These documents will be available at no charge as described above.

CEA Industries Media Inquiries:

Edelman Smithfield CEA@edelmansmithfield.com

CEA Industries Investor Relations: james@haydenir.com